UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
September 24, 2004

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its chapter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 533-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Failure to Satisfy a Continued Listing Rule or Standard.

On September 24, 2004, the Company received written notice from the Nasdaq Stock Market ("Nasdaq") notifying the Company that due to the recent resignation of David Eisenhaure from its Board of Directors and audit committee, the Company no longer complies with Nasdaq's independent director and audit committee requirements as set forth in Nasdaq Marketplace Rule 4350. Such notice also stated that the Company has until the earlier of the Company's next annual shareholders' meeting or September 13, 2005, to cure this noncompliance. In the event the Company does not regain compliance within this period, Nasdaq will provide notification of delisting. The Company's Board of Directors has initiated a search for a new independent board member and intends to appoint an independent board member to the audit committee. In addition, as of April 5, 2005, Mr. Edward A. Dohring, a current member of the Board of Directors, will again qualify as an independent director, because he will not have had any employment relationship with the Company or its subsidiaries for the past three years (Mr. Dohring was President of MTI Instruments, Inc., a subsidiary of the Company until April 5, 2002). As of the date of this filing, the Company believes that it will be in compliance within the cure period allowed under applicable Nasdaq rules.

This Report on Form 8-K contains forward-looking statements based on beliefs and assumptions of, and information currently available to, the Company's management. Except as required by applicable law, the Company does not intend to update any of the forward-looking statements, including statements regarding any response or action that the Company decides to take after the filing of this Report, to conform these statements to actual results or events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED

Date: September 29, 2004	By: /S/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer
Title: Vice President and Chief Financial Officer

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